Exhibit 19

GigaCloud Technology Inc
Amended and Restated Insider Trading Compliance Policy and Procedures
(Adopted on January 1, 2024)
U.S. federal and state laws prohibit trading in the securities of a company while in possession of material nonpublic information and in breach of a duty of trust or confidence. These laws also prohibit anyone who is aware of material nonpublic information from providing this information to others who may trade. Any insider trading and violation of such laws can undermine investor trust, harm the reputation and integrity of GigaCloud Technology Inc (together with any of its subsidiaries and consolidated affiliated entities, the “Company”), and result in dismissal from the Company or even serious criminal and civil charges against the individual and the Company. The Company reserves the right to take whatever disciplinary or other measure(s) it determines in its sole discretion to be appropriate in any particular situation, including disclosure of wrongdoing to governmental authorities.
Persons Covered and Administration of Policy
This Insider Trading Compliance Policy and Procedures (this “Policy”) applies to all officers, directors and employees of the Company. For purposes of this Policy, “officers” refer to those individuals who meet the definition of “officer” under Section 16 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”). Individuals subject to this Policy are responsible for ensuring that members of their household comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, limited liability companies, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy as if they were for the individual’s own account. The Company may determine that this Policy applies to additional persons with access to material nonpublic information, such as contractors or consultants. Officers, directors and employees, together with any other person designated as being subject to this Policy by the Chief Executive Officer or his or her designee or such other officer designated by the Company (the “Compliance Officer”), are referred to collectively as “Covered Persons.”
For purposes of this Policy, the “Compliance Officer” shall be the Company’s General Counsel; provided that if the General Counsel is unavailable or personally involved in the transaction at issue, the Compliance Officer shall be the Company’s Chief Executive Officer, or such other person as the Chief Executive Officer may designate from time to time.
Questions regarding the Policy should be directed to the Compliance Officer, who is responsible for the administration of this Policy.
Policy Statement
No Covered Person, which shall include employees identified by the Compliance Officer that are more likely to come into possession of material nonpublic information (as amended from time to time) (“Key Employees”), shall purchase or sell any type of security while in possession of material nonpublic information relating to the security or the issuer of such security in breach of a duty of trust or confidence, whether the issuer of such security is the Company or any other company. In addition, if a Covered Person is in possession of material nonpublic information about other publicly-traded companies, such as suppliers, customers, competitors or potential acquisition targets, the Covered Person may not trade in such other companies’ securities until the information becomes public or is no longer material. Further, no Covered Person shall purchase or sell any security of any other company, including another company in the Company’s industry, while in possession of material nonpublic information if such information is obtained in the course of the Covered Person’s employment or service with the Company.
Access to material nonpublic information about the Company, including the Company’s business, earnings, or prospects, should be limited to officers, directors, and employees of the Company on a “need-to-know” basis. In addition, Covered Persons shall not directly or indirectly communicate material nonpublic information to anyone outside the Company (except in accordance with the Company’s policies regarding confidential information) or to anyone within the Company other than on a “need-to-know” basis.
Insiders may be liable for communicating or tipping material nonpublic information to a third party (“tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders can also be liable for insider trading, including tippees who trade on material nonpublic information tipped to them or individuals who trade on material nonpublic information that has been misappropriated. Insiders may be held liable for tipping even if they receive no personal benefit from tipping and even if no close personal relationship exists between them and the tippee. Tippees inherit an insider’s duties and are liable for trading on material nonpublic information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material nonpublic information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.
Limitations on Access to Company Information The following procedures are designed to maintain confidentiality with respect to the Company’s business operations and activities. All officers, directors, and employees should take all steps and precautions necessary to restrict access to, and secure, material nonpublic information by, among other things:
•maintaining the confidentiality of Company-related transactions;
•conducting their business and social activities so as not to risk inadvertent disclosure of confidential information. Review of confidential documents in public places should be conducted so as to prevent access by unauthorized persons;
•restricting access to documents and files (including computer files) containing material nonpublic information to individuals on a “need-to-know” basis (including maintaining control over the distribution of documents and drafts of documents);
•promptly removing and cleaning up all confidential documents and other materials from conference rooms following the conclusion of any meetings;
•disposing of all confidential documents and other papers once there is no longer any business or other legally required need — through shredders when appropriate;
•restricting access to areas likely to contain confidential documents or material nonpublic information;
•safeguarding laptop computers, tablets, memory sticks, CDs, and other items that contain confidential information; and
•avoiding the discussion of material nonpublic information in places where the information could be overheard by others, such as in elevators, restrooms, hallways, restaurants, airplanes, or taxicabs.
Personnel involved with material nonpublic information, to the extent feasible, should conduct their business and activities in areas separate from other Company activities.
“Insider trading” refers to the purchase or sale of a security while in possession of material nonpublic information relating to the security.
“Securities” includes shares, bonds, notes, debentures, options, warrants, equity and other convertible securities, as well as derivative instruments.
“Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but also any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but also any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-shares transactions, conversions, the exercise of share options, transfers, gifts, and acquisitions and exercises of warrants or puts, calls, pledging and margin loans, or other derivative securities.
The laws and regulations concerning insider trading are complex, and Covered Persons are encouraged to seek guidance from the Compliance Officer prior to considering a transaction in Company securities.
Blackout Periods
From time to time, the Compliance Officer may recommend that directors, officers, employees or others suspend trading in Company securities because of developments that have not yet been disclosed to the public, such period, a “blackout period.”
The Company imposes the following blackout periods:
•For officers, directors and Key Employees: no officer, director, or Key Employee shall purchase or sell any security of the Company during the period beginning at 11:59 p.m. Eastern Time, on the day of the end of any fiscal quarter of the Company and ending upon completion of the second full Trading Day (defined below) after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the

Company. For example, if the Company’s fourth fiscal quarter ends on December 31, the corresponding black-out period for officers, directors and Key Employees would begin at 11:59 p.m., Eastern time, on December 31 and end at the close of trading (generally, 4:01 p.m., Eastern time) on the second full Trading Day after the public release of earnings data for such fiscal quarter. The term “Trading Day” is defined as a day on which the NASDAQ Stock Market (“NASDAQ”) is open for trading. The NASDAQ’s regular trading hours are from 9:30 a.m. to 4:00 p.m., New York City time, Monday through Friday.
•For all employees other than officers, directors, or Key Employees (each a “Non-Key Employee”): no Non-Key Employee shall purchase or sell any security of the Company during the period beginning at 11:59 p.m. Eastern Time, on the 14th calendar day after the end of any fiscal quarter of the Company and ending upon completion of the second full Trading Day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company. For example, if the Company’s fourth fiscal quarter ends on December 31, the corresponding black-out period for Non-Key Employees would begin at 11:59 p.m., Eastern time, on January 14 and end at the close of trading (generally, 4:01 p.m., Eastern time) on the second full Trading Day after the public release of earnings data for such fiscal quarter.
If, for example, the Company were to make an announcement on Monday prior to 9:30 a.m. Eastern Time, then the blackout period would terminate after the close of trading at 4:01 p.m. Eastern Time on Tuesday. If an announcement were made on Monday after 9:30 a.m. Eastern Time, then the blackout period would terminate after the close of trading at 4:01 p.m. Eastern Time on Wednesday. If you have any question as to whether information is publicly available, please direct an inquiry to the Compliance Officer.
Subject to the exceptions noted below, all of those individuals affected should not trade in the Company’s securities while the suspension is in effect, and should not disclose to others that the Company has suspended trading.
These prohibitions do not apply to:
•purchases of the Company’s securities from the Company (e.g., Employee Share Purchase Plan), or sales of the Company’s securities to the Company;
•exercises of share options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards, in each case, that do not involve a market sale of the Company’s securities (the “cashless exercise” of a Company share option or other equity award through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception); or
•purchases or sales of the Company’s securities (i) mandated under an employee benefit plan maintained by the Company which authorizes the sale of only such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award or (ii) made pursuant to a plan adopted to comply with the Exchange Act Rule 10b5-1 (“Rule 10b5-1”).
Exceptions to the blackout period policy may be approved by the Compliance Officer (or, in the case of an exception for the Compliance Officer, the Chief Executive Officer), including any exceptions for bona fide gifts of the Company’s securities.
Preclearance of Transactions by Directors, Officers and Certain Key Employees
All transactions (including gifts) in the Company’s securities by directors, officers and Key Employees (each, a “Preclearance Person”) must be precleared by the Compliance Officer or the Chief Executive Officer for transactions by the Compliance Officer. Preclearance should not be understood to represent legal advice by the company that a proposed transaction complies with the law.
A request for preclearance must be in writing, should be made at least twenty-four (24) hours in advance of the proposed transaction by completing and submitting to the Compliance Officer the preclearance request form attached hereto as “Attachment A”, and should include the identity of the Preclearance Person, a description of the proposed transaction, the proposed date of the transaction, and the number of shares or other securities involved. In addition, the Preclearance Person must execute a certification (in the form approved by the Compliance Officer) that he or she is not aware of material nonpublic information about the Company. The Compliance Officer, or the Chief Executive Officer for transactions by the Compliance Officer, shall have sole discretion to decide whether to clear any contemplated transaction. All transactions that are precleared must be effected within five business days of receipt of the preclearance. A precleared transaction (or any portion of a precleared transaction) that has not been effected during the five business day period must be submitted for preclearance determination again prior to execution. Notwithstanding receipt of preclearance, if the Preclearance Person becomes aware of material nonpublic information, or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed. Transactions under a previously established Rule 10b5-1 Trading Plan that has been preapproved in accordance with this Policy are not subject to further preclearance.
None of the Company, the Compliance Officer, or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for preclearance.
Material Nonpublic Information
Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell, or hold a security, or if the information is likely to have a significant effect on the market price of the security. Material information can be positive or negative, and can relate to virtually any aspect of a company’s business or to any type of security, debt, or equity. Also, information that something is likely to happen in the future—or even just that it may happen—could be deemed material.
Examples of material information may include (but are not limited to) information about:
•corporate earnings or earnings forecasts;
•possible mergers, acquisitions, tender offers, or dispositions;
•major new products or product developments;
•important business developments, such as developments regarding strategic collaborations or the status of regulatory submissions;
•management or control changes;
•significant financing developments including pending public sales or offerings of debt or equity securities;
•defaults on borrowings;
•bankruptcies;
•cybersecurity or data security incidents; and
•significant litigation or regulatory actions.
Information is “nonpublic” if it is not available to the general public. In order for information to be considered “public,” it must be widely disseminated in a manner that makes it generally available to investors in a Regulation FD-compliant method, such as through a press release, a filing with the U.S. Securities and Exchange Commission (the “SEC”) or a Regulation FD-compliant conference call. Note that simply posting information to the Company’s website may not be sufficient to make the information public. The Compliance Officer shall have sole discretion to decide whether information is public for purposes of this Policy.
The circulation of rumors, even if accurate and reported in the media, does not constitute public dissemination. In addition, even after a public announcement, a reasonable period of time may need to lapse in order for the market to react to the information. Generally, the passage of one to two full trading days following release of the information to the public, is a reasonable waiting period before such information is deemed to be public.
Post-Termination Transactions
If an individual is in possession of material nonpublic information when the individual’s service terminates, the individual may not trade in the Company’s securities until that information has become public or is no longer material.

Prohibited Transactions
The Company has determined that there is a heightened legal risk and the appearance of improper or inappropriate conduct if persons subject to this Policy engage in certain types of transactions. Therefore, Covered Persons shall comply with the following policies with respect to certain transactions in the Company’s securities.
Short Sales
Short sales of the Company’s securities are prohibited by this Policy. Short sales of the Company’s securities, or sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale, evidence an expectation on the part of the seller that the securities will decline in value, and, therefore, signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, Section 16(c) of the Exchange Act prohibits Section 16 reporting persons (i.e., directors, officers, and the Company’s 10% shareholders) from making short sales of the Company’s equity securities.
Options
Transactions in puts, calls, or other derivative securities involving the Company’s equity securities, on an exchange, on an over-the-counter market, or in any other organized market, are prohibited by this Policy. A transaction in options is, in effect, a bet on the short-term movement of the Company’s shares and, therefore, creates the appearance that a Covered Person is trading based on material nonpublic information. Transactions in options, whether traded on an exchange, on an over-the-counter market, or any other organized market, also may focus a Covered Person’s attention on short-term performance at the expense of the Company’s long-term objectives.
Hedging Transactions
Hedging transactions involving the Company’s securities, such as prepaid variable forward contracts, equity swaps, collars and exchange funds, or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, are prohibited by this Policy. Such transactions allow the Covered Person to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the Covered Person may no longer have the same objectives as the Company’s other shareholders.
Margin Accounts and Pledging
Individuals are prohibited from pledging Company securities as collateral for a loan, purchasing Company securities on margin (i.e., borrowing money to purchase the securities), or placing Company securities in a margin account. This prohibition does not apply to cashless exercises of share options under the Company’s equity plans, nor to situations approved in advance by the Compliance Officer.
Partnership Distributions
Nothing in this Policy is intended to limit the ability of an investment fund, venture capital partnership or other similar entity with which a director is affiliated to distribute Company securities to its partners, members, or other similar persons; provided, however, it is the responsibility of each such affected director and affiliated entity, in consultation with its own counsel (as appropriate), to determine the timing of any distributions, based on relevant facts and circumstances, and applicable securities laws.
Rule 10b5-1 Trading Plans
The trading restrictions set forth in this Policy, other than those transactions described under “Prohibited Transactions,” do not apply to transactions under a previously established contract, plan or instruction to trade in the Company’s securities entered into in accordance with Rule 10b5-1 (a “Trading Plan”) that:
•has been submitted to and preapproved by the Compliance Officer;
•includes a “Cooling Off Period” for
oSection 16 reporting persons that extends to the later of 90 days after adoption or modification of a Trading Plan or two business days after filing the Form 10-K or Form 10-Q covering the fiscal quarter in which the Trading Plan was adopted, up to a maximum of 120 days; and

oemployees and any other persons, other than the Company, that extends 30 days after adoption or modification of a Trading Plan;
•for Section 16 reporting persons, includes a representation in the Trading Plan that the Section 16 reporting person is (1) not aware of any material nonpublic information about the Company or its securities; and (2) adopting the Trading Plan in good faith and not as part of a plan or scheme to evade Rule 10b-5;
•has been entered into in good faith at a time when the individual was not in possession of material nonpublic information about the Company and not otherwise in a blackout period, and the person who entered into the Trading Plan has acted in good faith with respect to the Trading Plan;
•either (1) specifies the amounts, prices, and dates of all transactions under the Trading Plan; or (2) provides a written formula, algorithm, or computer program for determining the amount, price, and date of the transactions, and (3) prohibits the individual from exercising any subsequent influence over the transactions; and
•complies with all other applicable requirements of Rule 10b5-1.
The Compliance Officer may impose such other conditions on the implementation and operation of the Trading Plan as the Compliance Officer deems necessary or advisable. Individuals may not adopt more than one Trading Plan at a time except under the limited circumstances permitted by Rule 10b5-1 (including Trading Plans which authorize an agent to sell only such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award) and subject to preapproval by the Compliance Officer.
An individual may only modify a Trading Plan outside of a blackout period and, in any event, when the individual does not possess material nonpublic information. Modifications to and terminations of a Trading Plan are subject to preapproval by the Compliance Officer and modifications of a Trading Plan that change the amount, price, or timing of the purchase or sale of the securities underlying a Trading Plan will trigger a new Cooling-Off Period.
The Company reserves the right to publicly disclose, announce, or respond to inquiries from the media regarding the adoption, modification, or termination of a Trading Plan and non-Rule 10b5-1 trading arrangements, or the execution of transactions made under a Trading Plan. The Company also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a Trading Plan if the Compliance Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the Company.
Compliance of a Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, and none of the Company, the Compliance Officer, or the Company’s other employees assumes any liability for any delay in reviewing and/or refusing to approve a Trading Plan submitted for approval, nor the legality or consequences relating to a person entering into, informing the Company of, or trading under, a Trading Plan.
Interpretation, Amendment, and Implementation of this Policy
The Compliance Officer shall have the authority to interpret and update this Policy and all related policies and procedures. In particular, such interpretations and updates of this Policy, as authorized by the Compliance Officer, may include amendments to or departures from the terms of this Policy, to the extent consistent with the general purpose of this Policy and applicable securities laws.
Actions taken by the Company, the Compliance Officer, or any other Company personnel do not constitute legal advice, nor do they insulate you from the consequences of noncompliance with this Policy or with securities laws.
Certification of Compliance
After reading this Policy, all officers, directors, and employees should execute and return to the Company’s Compliance Officer the Certification of Compliance form attached hereto as “Attachment B.”
All directors, officers, employees and others subject to this Policy may be asked periodically to certify their compliance with the terms and provisions of this Policy.

Attachment A
GigaCloud Technology Inc (the “Company”)
Preclearance Request Form
To:    Compliance Officer
Re:    Request for preclearance of transaction in the Company’s Securities
I hereby request that the Company pre-clear the transaction described below as required by the Company’s Insider Trading Compliance Policy (the “Policy”). I understand that all trades must be effected with five (5) business days of receiving preclearance.
Proposed Transaction Date:                 No. of Securities:

Description of transaction:
Open market purchase/sale                 Privately negotiated purchase/sale
Option exercise followed by open market sale      Other (describe):

I am not aware or in possession of material non-public information (as described in the Policy) about the Company and I will not enter into the transaction if I come into possession of material non-public information about the Company between the date hereof and the date I execute the trade. I understand that clearance may be rescinded prior to executing the transaction if material non-public information about the Company arises and, in the reasonable judgment of the Company, the completion of the transaction would be inadvisable. I understand that the ultimate responsibility for compliance with the insider trading provisions of federal securities laws rests with me and that preclearance of any proposed transaction should not be construed as a guarantee that I will not later be found to have been in possession of material non-public information.

I have read and understand the Policy and certify that the proposed transaction will not violate the Policy.

I agree to advise the Company promptly if, as a result of future developments, any of the foregoing information becomes inaccurate or incomplete in any respect. I understand that the Company may require additional information about the transaction, and agree to provide such information upon request.

Application Date:         Sincerely,

Signature:

Print Name:

Pre-clearance result: Approval / Disapproval / Other
Signature of Compliance Officer:
Attachment A

Attachment A
Date:
Attachment A

Attachment B
Certification of Compliance
Return by [_________] [insert return deadline]

To:    Compliance Officer
From:    __________________________
Re:    Insider Trading Compliance Policy of GigaCloud Technology Inc

I have received, reviewed, and understand the above-referenced Insider Trading Compliance Policy and undertake, as a condition to my present and continued employment (or, if I am not an employee, affiliation) with GigaCloud Technology Inc and/or its subsidiaries or consolidated affiliated entities (collectively, the Company), to comply fully with the policies and procedures contained therein.
I hereby certify that since my employment with the Company and after the date hereof during my continued employment with the Company, I have complied and will comply fully with all policies and procedures set forth in the above-referenced Insider Trading Compliance Policy. I hereby agreed that I will notify you and the Company as soon as possible within one business day of the occurrence if any change.

______________________________________    __________________________
Signature        Date

______________________________________
Name

______________________________________
Title

Attachment B